Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

Achieve Holdings

Achieve Merger Sub

Arco Platform Limited

OSC Investments Ltd.

Oto Brasil de Sá Cavalcante

Ari de Sá Cavalcante Neto

ASCN Investments Ltd.

GA IS Holding, L.P.

GAP (Bermuda) L.P.

GAP Coinvestments III, LLC

GAP Coinvestments IV, LLC

GAP Coinvestments V, LLC

GAP Coinvestments CDA, L.P.

General Atlantic L.P.

General Atlantic Arco (Bermuda) 2, L.P.

General Atlantic GenPar (Bermuda), L.P.

General Atlantic GenPar (Lux) SCSp

General Atlantic (Lux) S.à r.l.

General Atlantic Partners (Bermuda) IV, L.P.

General Atlantic Partners (Bermuda) EU, L.P.

General Atlantic Partners (Lux), SCSp

General Atlantic (SPV) GP (Bermuda), LLC

Archery DF Holdings, LP

Cardinal DIG CC, LLC 11.8

Dragoneer CF GP, LLC

Dragoneer Global Fund II, L.P.

Dragoneer Global GP II, LLC

Dragoneer Global GP II CC, LLC

Dragoneer Global GP II Holdings, L.P

Marc Stad

(Name of the Issuer and Name of Person Filing Statement)

Table 1 – Transaction Value

	Transaction				Amount of
	Valuation		Fee Rate		Filing Fee
Fees to Be Paid	$403,592,658	(1)	0.0001102	(2)	$44,475.91	(2)
Fees Previously Paid	—				—
Total Transaction Valuation	$
Total Fees Due for Filing					$44,475.91
Total Fees Previously Paid					—
Total Fee Offsets					—
Net Fee Due					$44,475.91

(1)	Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended. The filing fee is calculated based on the aggregate cash payment for the proposed per share cash payment of US$14.00 for 28,828,047 outstanding shares of the issuer subject to the transaction as of September 13, 2023 (based on (a) 66,454,224 total shares outstanding as of as of September 13, 2023, consisting of (i) 39,053,376 Class A common shares and (ii) 27,400,848 Class B common shares, minus (b) 38,414,619 shares rolled over and converted into shares of Achieve Holdings, consisting of (i) 11,013,771 Class A common shares and (ii) 27,400,848 Class B common shares, plus (c) 295,804 holdback common shares issuable to former shareholders of INCO Limited and 492,638 shares issuable upon vesting of the Company’s restricted share units at the closing of the transaction).

(2)	The amount of the filing fee calculated in accordance with the Exchange Act of 1934 equals $110.20 for each $1,000,000 of transaction value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.